EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN BURLINGTON,
MASSACHUSETTS; HOLDS ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE	CONTACT: JANE VALLAIRE
(818) 871-3000

          Calabasas Hills, CA  May 26, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) announces the opening of its 93rd Cheesecake Factory restaurant on May 23, 2005 at the Burlington Mall in Burlington, Massachusetts.  The restaurant contains approximately 13,050 square feet and 330 seats.

          The Company held its annual meeting of stockholders on May 24, 2005.  Stockholders reelected the Company’s CEO David Overton and independent director Karl Matthies to the Board of Directors for a three-year term each and until their successors are elected and qualified.  Stockholders also approved the material terms of the performance incentive goals under The Cheesecake Factory Incorporated Amended and Restated Annual Performance Incentive Plan and a proposal to amend the Company’s Certificate of Incorporation to increase the maximum authorized number of shares of common stock from 150,000,000 to 250,000,000.

          The Cheesecake Factory Incorporated operates 93 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100